Exhibit 10.2

PACIFIC MERCANTILE BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

FOR

RAYMOND E. DELLERBA

Pacific Mercantile Bank, a California corporation (the “Company”), hereby establishes this restated Supplemental Executive Retirement Plan (the “Plan”), restated to comply with Internal Revenue Code (“Code”) Section 409A and applicable authorities promulgated thereunder effective January 1, 2005, for the purpose of attracting and retaining Raymond E. Dellerba (the “Participant”) and promoting his increased efficiency and an interest in the successful operation of the Company. All prior vested and unvested accrued benefits shall be made subject to this restatement and the new rules. This Plan as amended and restated is intended to and shall be interpreted to comply in all respects with Code Section 409A and those provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees.”

ARTICLE 1

DEFINITIONS

1.1 Administrator shall mean the person or persons appointed by the Board of Directors of the Company to administer the Plan pursuant to Article 7 of the Plan.

1.2 Beneficiary shall mean the person(s) or entity designated as such in accordance with Article of the Plan.

1.3 Code shall mean the Internal Revenue Code of 1986, as amended and Treasury regulations and applicable authorities promulgated thereunder.

1.4 Company shall mean Pacific Mercantile Bank.

1.5 Change in Control shall mean the occurrence of any of the following:

(a) the consummation of any merger or consolidation (hereinafter a “Merger”) of the Company with another corporation or business entity in which the holders of the outstanding voting securities of the Company immediately prior to such Merger hold, in the aggregate, immediately after the consummation of such Merger, less than fifty percent (50%) of the outstanding voting securities of (i) the surviving party in such Merger (whether that surviving party is the Company or another party to such Merger), or (ii) of such surviving party’s Parent (as hereinafter defined) in case the surviving party has a Parent immediately after the consummation of such Merger; or

(b) the consummation of any Merger of the Parent (if any) of the Company with another corporation or business entity in which the holders of the outstanding voting securities of the Company’s Parent immediately prior to such Merger hold, in the aggregate, immediately after consummation of such Merger, less than fifty percent (50%) of the outstanding voting securities (i) of the surviving party in such Merger (whether that surviving party is the Parent or another party to such Merger) or (ii) of such surviving party’s Parent in any case in which the surviving party has a Parent immediately after the consummation of such Merger; or

(c) the consummation of any Sale of Assets Transaction (as hereinafter defined) by the Company to a Purchasing Party (as hereinafter defined), if the holder or holders of the outstanding voting securities of the Company immediately prior to Sale of Assets Transaction hold, in the aggregate, immediately after consummation of such Transaction, less than fifty percent (50%) of the outstanding voting securities (i) of the Purchasing Party, or (ii) of the Purchasing Party’s Parent in any case in which the Purchasing Party has a Parent immediately following consummation of such Sale of Assets Transaction; or

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(d) the consummation of any Sale of Assets Transaction by the Company’s Parent (if any) to a Purchasing Party (as hereinafter defined), if the holders of the outstanding voting securities of the Company’s Parent immediately prior to the consummation of such Sale of Assets Transaction hold, in the aggregate, immediately after the consummation of such Transaction, less than fifty percent (50%) of the outstanding voting securities (i) of the Purchasing Party, or (ii) of the Purchasing Party’s Parent in any case in which the Purchasing Party has a Parent immediately following consummation of such Sale of Assets Transaction; or

(e) the shareholders of the Company or its Parent approve any plan or proposal for the liquidation or dissolution of the Company or of the Parent, unless, in the case of a liquidation or dissolution solely of the Company, the Parent acquires the assets, and continues thereafter to operate the business, of the Company; or

(f) any person or group (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the outstanding shares of Common Stock of the Company or its Parent, other than (i) any such person or persons who has record or beneficial ownership of more than 10% of the Company’s or Parent’s outstanding shares of Common Stock on the date of the establishment of this Plan, or (ii) any such person or persons whose ownership of the outstanding shares of Common Stock in the Company or Parent has increased to or above 50% by reason of such person or persons’ purchase of shares in a firmly underwritten public stock offering the Company or Parent (as the case may be); or

(g) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of the two year period constituted the entire Board of Directors of the Company or of its Parent do not for any reason constitute a majority thereof unless the election, or the nomination for election by the Company’s shareholders or the Parent’s shareholders (as the case may be), of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

Notwithstanding the foregoing, no event shall constitute a “Change in Control” for purposes of acceleration of distributions under Article 5 of this Plan if it is not a “change in the ownership or effective control of the corporation,” or “in the ownership of a substantial portion of the assets of the corporation,” “corporate dissolution,” or “with approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A)” within the meaning of Code Section 409A and applicable Treasury Regulations.

1.6 Disability shall mean that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer. The Administrator may require that the Participant submit evidence of such qualification for disability benefits in order to determine that the Participant is disabled under this Plan.

1.7 Employment Agreement shall mean the Employment Agreement between the Company and the Participant entered into April 23, 1999, as amended and restated January 1, 2006, and as in may be amended from time to time thereafter.

1.8 ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.9 Financial Hardship shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Code Section 152(a)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant (but shall in all events correspond to the meaning of the term “unforeseeable emergency” under Code Section 409A).

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1.10 Months of Service shall mean the cumulative consecutive calendar months of continuous full-time employment with the Company, beginning on April 23, 1999 and counting the 23d of each consecutive calendar month thereafter as the commencement of another Month of Service.

1.11 Normal Retirement Benefit shall mean the Normal Retirement Benefit described in Article 2 of the Plan.

1.12 Parent of a corporation or other business entity shall mean any corporation, business entity or other Person that holds shares or ownership interests of such other corporation or other business entity possessing at least a majority of the voting power of that other corporation or business entity. As of the date of this Plan, Pacific Mercantile Bancorp owns shares of the Company possessing 100% of the voting power of the Company and, therefore, is the Parent of the Company.

1.13 Participant shall mean Raymond E. Dellerba.

1.14 Person shall mean any natural person, corporation, limited liability company, partnership (general or limited), trust, estate or other business entity or unincorporated association.

1.15 Plan Year shall mean the calendar year.

1.16 Purchasing Party shall mean the Person that acquires ownership of substantially all of the assets of the Company or its Parent (as the case may be) in a Sale of Assets Transaction described in Section 1.18 below.

1.17 Retirement Age shall mean the date on which the Participant attains age sixty-five (65).

1.18 Sale of Assets Transaction shall mean any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company or its Parent.

1.19 Termination of Employment shall mean the date of the cessation of the Participant’s employment with the Company for any reason whatsoever, whether voluntary or involuntary, including as a result of the Participant’s retirement, death or Disability.

1.20 Termination Without Cause shall mean a termination of the Participant’s employment by the Company without “Cause” as such term is defined in Section 6(a) of the Employment Agreement.

1.21 Termination With Good Reason shall mean termination of the Participant’s employment with the Company for “Good Reason” as such term is defined in Section 7(b) of the Employment Agreement.

ARTICLE 2

RETIREMENT BENEFIT

2.1 Normal Retirement Benefit. Subject to Sections 2.2 and 2.3 below, the Normal Retirement Benefit shall equal sixty percent (60%) of the Participant’s final average compensation and shall be calculated by averaging the annual base salary of the Participant during the three (3) completed Plan Years immediately preceding the earlier of the Participant’s Termination of Employment or the Participant’s attaining Retirement Age, and dividing the annual figure by twelve (12) to arrive at a monthly benefit amount. The Normal Retirement Benefit shall commence on the first day of the month following the month in which Retirement Age occurs and shall be paid by the Company to the Participant in level monthly installments (less withholding for applicable taxes) for a period of 180 months.

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2.2 Vesting of Retirement Benefit. The Participant shall vest in an amount equal to one and one half (1.5) monthly Normal Retirement Benefit payments for each Month of Service. Notwithstanding the foregoing, in the event of the Participant’s Termination Without Cause by the Company or Termination With Good Reason by the Participant, the Participant shall be vested in an additional amount equal to the lesser of twenty-four (24) months of Normal Retirement Benefit payments or the remainder of the Normal Retirement Benefit payments. The Normal Retirement Benefit shall immediately become fully vested upon consummation of a Change in Control or Termination of Employment by reason of the Participant’s death.

2.3 Payment of Partially Vested Retirement Benefits. If the Participant is vested in at least one hundred twenty (120) months of Normal Retirement Benefit payments, then such payments shall commence on the same day and be payable in the same amount as such payments would have been paid under Section 2.1 had the Participant been fully vested in the Normal Retirement Benefit except that such payments shall terminate early after all vested payments have been made. In the event that a Participant is vested in less than one hundred twenty (120) months of Normal Retirement Benefit payments, the actuarially determined equivalent of the vested retirement benefits shall spread over one hundred twenty (120) level monthly installments commencing on the first day of the month following the month in which Retirement Age occurs. The actuarial assumptions and methodology used in the recalculation of the vested retirement benefits shall be mutually agreed to by the parties.

ARTICLE 3

DEATH BENEFIT

3.1 Survivor Benefit. In the event of the Participant’s death prior to commencement of benefits under Article 2, the Normal Retirement Benefit payments shall commence on the first day of the month following the month in which the Participant’s death is established by reasonable documentation and shall be payable over the same period of months and in the same amount as such benefit would have been payable under Article 2. In the event of the Participant’s death after benefits have commenced under Article 2, the Company shall pay to the Participant’s Beneficiary the remaining benefits payable to the Participant under the Plan over the same period such remaining benefits would have been paid to the Participant.

ARTICLE 4

FINANCIAL HARDSHIP DISTRIBUTION

4.1 Financial Hardship Distribution. Upon a finding that the Participant (or, after the Participant’s death, a Beneficiary) has suffered a Financial Hardship, subject to Treasury Regulations promulgated under Code Section 409A, the Administrator may, at the request of the Participant, accelerate distributions of vested benefits under the Plan in the amount reasonably necessary to alleviate such Financial Hardship plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe Financial Hardship). The actuarial assumptions and methodology used in the acceleration benefits shall be mutually agreed to by the parties.

ARTICLE 5

AMENDMENT OR TERMINATION OF PLAN

5.1 Amendment or Termination of Plan. The Company may, at any time, direct the Administrator to amend or terminate the Plan, except that no such amendment or termination may reduce a Participant’s Normal Retirement Benefit, delay the vesting thereof without the written consent of the Participant, or accelerate distributions under the Plan in violation of Code Section 409A. Notwithstanding the foregoing, to the extent permitted under Code Section 409A and applicable authorities, the Company may, in its complete and sole discretion, accelerate distributions upon Plan termination in the event of a Change in Control or under such other circumstances as may be specifically permitted under Code Section 409A. If the Company terminates the Plan or otherwise amends the Plan in any manner which has the effect of accelerating the payment of benefits to the Participant, the Company shall gross the benefit payments up to fully

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compensate the Participant for any federal, state and local taxes, (including any excise taxes imposed under Code Sections 280G and/or 409A without regard to any limits included in the Participant’s Employment Agreement), payable by the Participant as a result of the payment of such benefits.

ARTICLE 6

BENEFICIARIES

6.1 Beneficiary Designation. The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death. The Beneficiary designation shall be effective when it is submitted in writing to and acknowledged by the Administrator during the Participant’s lifetime on a form prescribed by the Administrator.

6.2 Revision of Designation. The submission of a new Beneficiary designation shall cancel all prior Beneficiary designations. Any finalized divorce or marriage (other than a common law marriage) of a Participant subsequent to the date of a Beneficiary designation shall revoke such designation, unless in the case of divorce the previous spouse was not designated as Beneficiary and unless in the case of marriage the Participant’s new spouse has previously been designated as Beneficiary.

6.3 Successor Beneficiary. If the primary Beneficiary dies prior to complete distribution of the benefits provided in Article 3, the remaining benefits shall be paid over the same period such remaining benefits would have been paid to the primary Beneficiary.

6.4 Absence of Valid Designation. If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Administrator shall direct the distribution of such benefits to the Participant’s estate.

ARTICLE 7

ADMINISTRATION/CLAIMS PROCEDURES

7.1 Administration. The Administrator shall administer the Plan and interpret, construe and apply its provisions in accordance with its terms. The Administrator shall further establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. All decisions of the Administrator shall be final and binding, subject only to a determination otherwise by the Board of Directors of the Company. No member of the Administrator shall be liable for any determination, decision, or action made in good faith with respect to the Plan. The Company will indemnify and hold harmless the members of the Administrator from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.

7.2 Claims Procedure. Any Participant, former Participant or Beneficiary may file a written claim with the Administrator setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit. The Administrator shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim. The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such ninety (90) day period. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (iii) description of any additional material or information that is necessary to process the claim, and (iv) an explanation of the procedure for further reviewing the denial of the claim (including applicable time limits and a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination on review) or voluntary arbitration as provided in Section 9.11.

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7.3 Review Procedures. Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial. Such review shall be undertaken by the Administrator and shall be a full and fair review. The claimant shall have the right to review all pertinent documents. The claimant may submit written comments, documents, records and other information relating to the claim for benefits, and such information shall be taken into account for purposes of the review without regard to whether such information was submitted or considered in the initial benefit determination. The Administrator shall issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances require a longer period of time for processing, in which case written notice of the extension, indicating the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review, shall be furnished to the claimant prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant, with specific reference to any provisions of the Plan on which the decision is based, and an explanation of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination on review) or voluntary arbitration as provided in Section 9.11.

ARTICLE 8

CONDITIONS RELATED TO BENEFITS

8.1 Nonassignability. The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by any person, at any time, or to any person whatsoever. Those benefits shall be exempt from the claims of creditors or other claimants of the Participant or Beneficiary and from all orders, decrees, levies, garnishments or executions to the fullest extent allowed by law.

8.2 No Right to Company Assets. The benefits paid under the Plan shall be paid from the general funds of the Company or from a grantor trust (as contemplated by Section 8.5 below), and the Participant and any Beneficiary shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder.

8.3 Protective Provisions. The Participant shall cooperate with the Company by furnishing any and all information requested by the Administrator, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Administrator may deem necessary and taking such other actions as may be requested by the Administrator. If the Participant refuses to so cooperate, the Company shall have no obligations to the Participant under the Plan, which obligations shall terminate without liability to the Company.

8.4 Withholding. The Participant shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employee tax requirements applicable to the payment of benefits under the Plan. If no other arrangements are made, the Company may provide, at its discretion, for such withholding and tax payments as may be required, including, without limitation, by the reduction of payments under this plan or other amounts payable to the Participant.

8.5 Trust. The Company shall be responsible for the payment of all benefits under the Plan. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. Benefits paid to the Participant from any such trust or trusts or which are available for payment but are not paid due to the action or decision of the Participant or any agent thereof that has authority to issue instructions to the trustee or trustees with respect to distributions or payments from any such or trusts, shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

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ARTICLE 9

MISCELLANEOUS

9.1 Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

9.2 Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continued employment with the Company.

9.3 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

9.4 Captions and Certain other Terms. The captions of the articles, paragraphs and sections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions. The term “including” wherever it may appear in this Plan shall mean “including without limitation” and the words hereunder, hereof, hereto, hereinabove or any similar terms shall refer to this Plan as a whole, and not to any particular section, paragraph or provision of this Plan unless the context clearly indicates otherwise.

9.5 Validity. In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

9.6 Waiver of Breach. The waiver by the Company of any breach of any provision of the Plan shall not operate or be construed as a waiver of any subsequent breach by that Participant or any other Participant.

9.7 Notice. Any notice or filing required or permitted to be given to the Company or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Administrator, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company may be permitted by electronic communication according to specifications established by the Administrator.

9.8 Errors in Benefit Statement or Distributions. In the event an error is made in a benefit statement, such error shall be corrected on the next benefit statement following the date such error is discovered. In the event of an error in a distribution, the Participant’s Account shall, immediately upon the discovery of such error, be adjusted to reflect such under or over payment and, if possible, the next distribution shall be adjusted upward or downward to correct such prior error. If the remaining amounts payable to a Participant under this Plan are insufficient to cover an erroneous overpayment, the Company may, at its discretion, offset other amounts payable to the Participant from the Company (including but not limited to salary, bonuses, expense reimbursements, severance benefits or other employee compensation benefit arrangements, as allowed by law) to recoup the amount of such overpayment(s).

9.9 ERISA Plan. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.

9.10 Applicable Law. The Plan shall be governed and construed in accordance with federal law. If any issue should arise with respect to the Plan in a context where state law is not fully preempted by ERISA, the laws of the State of California shall govern.

9.11 Arbitration. Company and Participant agree that should claims, disputes and controversies arise out of, or come into existence which are related to or in any way associated with this Plan or breach of this Plan, Participant shall have the option of resolving such claims, disputes and/or controversies by the selection of any legal or administrative

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forum available for the resolution of such claims, disputes and/or controversies, including the submission of such claims, disputes and/or controversies to final and binding arbitration under the Federal Arbitration Act, in conformity with the procedures of the California Arbitration Act, including its discovery provisions. Participant shall make such election in writing in accordance with the notice provision of Section 9.7 and such election shall be irrevocable except by mutual agreement once proceedings have commenced. If Participant elects to proceed by way of arbitration, each party hereto voluntarily and knowingly irrevocably waives any rights to have any such dispute heard or adjudicated in any other forum, including the right to trial by jury. The selected arbitrator shall be a neutral, licensed, California attorney experienced in Labor and Employment law. The arbitrator shall have the authority to decide whether a particular dispute is subject to arbitration under this Plan, and to grant all monetary or equitable relief, including, without limitation, ancillary costs and fees, punitive damages, and attorneys’ fees and costs, as provided in Section 9.12 (“Attorneys’ Fees”), and available under state and federal law. The arbitrator shall not have the authority to add to, subtract from, or modify any of the terms of this arbitration agreement, nor shall the arbitrator have the power to decide the justice or propriety of any specific provision of this arbitration agreement or any matter reserved solely to the discretion of the Company. The arbitrator shall render his or her decision in writing, setting forth therein findings of fact, conclusions of law and a final determination. Judgment on any award rendered by the arbitrator may be entered and enforced by any court having jurisdiction thereof. The fees of the arbitrator and all other costs that are unique to arbitration shall be paid by the Company. Further costs for the arbitration, including, but not limited to, attorneys’ fees and/or its own witnesses’ fees will be paid as provided in Section 9.12 (“Attorney Fees”)

9.12 Attorneys’ Fees. The Company shall pay all of Participant’s reasonable fees and expenses (including reasonable attorneys’ fees) incurred in litigation or arbitration of any claim, dispute or other matter in question of any kind relating to this Plan unless the court finds that Participant acted in bad faith in bringing the action, or, if the action was brought by the Company, Participant acted in bad faith in breaching the provisions of the Plan.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed this 6th day of April, 2006.

Pacific Mercantile Bank,
a California corporation

By:	/s/ GEORGE H. WELLS
Its:	Chairman of the Board

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